Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hrpreit.com

HRPT Properties Trust Announces Redemption of $200 Million of
Floating Rate Senior Notes Due 2011

Newton, MA (May 11, 2007): HRPT Properties Trust (NYSE: HRP) today announced that it will redeem, at par plus accrued interest, $200 million of its $400 million outstanding Floating Rate Senior Notes due in 2011.  This redemption is expected to occur on June 18, 2007.  HRPT expects to fund this redemption by borrowing on its revolving credit facility.

HRPT Properties Trust is a real estate investment trust, or REIT, which primarily owns office buildings located throughout the United States, as well as industrial lands located in Oahu, HI.  HRPT is headquartered in Newton, Massachusetts.

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.